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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)

                      The Major Automotive Companies, Inc.
    ------------------------------------------------------------------------
                                (Name of Issuer)
                         Common Stock, $.001 par value

    ------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   560775108

         ---------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2001
    ------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

 [   ] Rule 13d-1(b)
 [   ] Rule 13d-1(c)
 [ X ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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 CUSIP No.                          13G                  Page     of    Pages
          ---------------                                     ---    ---
  ------------------------------------------------------------------------
    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).
                                 Bruce Bendell
  ------------------------------------------------------------------------
    2.   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
         (b)
  ------------------------------------------------------------------------
    3.   SEC Use Only
  ------------------------------------------------------------------------
    4.   Citizenship or Place of Organization
                   United States

  ------------------------------------------------------------------------

                5.  Sole Voting Power
 Number             2,685,889
 Shares         ----------------------------------------------------------------
 Beneficially   6.  Shared Voting Power
 Owned by           5
 Each           ----------------------------------------------------------------
 Reporting      7.  Sole Dispositive Power
 Person             2,685,889
                ----------------------------------------------------------------
                8.  Shared Dispositive Power
                    5
  ------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each Reporting Person
         2,685,894
  ------------------------------------------------------------------------

    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

  ------------------------------------------------------------------------

    11.  Percent of Class Represented by Amount in Row (9)
         36%
  ------------------------------------------------------------------------

    12.  Type of Reporting Person (See Instructions)
  ------------------------------------------------------------------------
         IN
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 Item 1.

         (a) Name of Issuer

             The Major Automotive Companies, Inc.

         (b) Address of Issuer's Principal Executive Offices

             43-40 Northern Boulevard, Long Island City, NY 11101

 Item 2.

         (a) Name of Person Filing

             Bruce Bendell

         (b) Address of Principal Business Office or, if none, Residence

         (c) Citizenship

             United States

         (d) Title of Class of Securities

             Common Stock

         (e) CUSIP Number

             560775108

 Item 3.     Reporting Person:

             In

 Item 4.     Ownership (as of December 31, 2001):

             See responses to items 5-11 on page 2 above.

 Item 5. Ownership of Five Percent or Less of a Class:

         Not Applicable
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Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired the

         Security Being Reported on By the Parent Holding Company

         Not applicable

Item 8.  Identification and Classification of Members of the Group

         Not applicable

Item 9.  Notice of Dissolution of Group

         Not applicable

Item 10. Certification

         Not Applicable



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 12, 2002



                                            /s/ Bruce Bendell
                                            -----------------
                                                Bruce Bendell